Casella Waste Systems, Inc.

Following is a reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities:

($ in thousands)

	Aug 2012 G&A Cost Reductions	Refinance Second Line Notes	Divest Maine Energy	Expand Southbridge landfill	Expiration of Ogden Put-or- Pay

Increase in Net Cash Provided by Operating Activities	$6,500	$8,900	$—	$4,000	$2,600
Decrease (increase) in Capital expenditures	—	—	5,000	(450)	—
Increase in Payments on landfill operating lease contracts	—	—	—	(900)	—

Increase in Free Cash Flow	$6,500	$8,900	$5,000	$2,650	$2,600

Exhibit 99.4

Casella Waste Systems, Inc.

The Company is disclosing the following key strategic initiatives that it believes will drive increased Free Cash Flow over the next two years. Management believes that each of these initiatives are important to increase Free Cash Flow and improve operating performance of the business.

Following is a summary of strategic initiatives to increase Free Cash Flow:

($ in thousands)

Free Cash Flow Benefit
Reduce G&A costs through headcount reductions and realignment (completed Aug 2012) (1)	$6,500
Refinance Second Lien Notes to reduce leverage (expected Sept 2012)	8,900
Divest / close Maine Energy (expected Dec 2012) (2)	5,000
Expand Southbridge landfill to 405,000 tons per year (expected Jan 2013)	$2,650
Expiration of Ogden put-or-pay contract (expected Dec 2014) (3)	2,600

Expected Run-Rate Annualized Benefit	$25,650

1.	Excludes one-time severance and reorganization charge of approximately $1.5 million in Q2 FY13.
2.	Excludes the following: $6.5 million of cash proceeds for sale of facility to be paid over 20 years (per signed Purchase & Sale Agreement); expected one-time severance charges of $1.5 million; and $3.3 million of capital required to build the Westbrook transfer station, which will be used to transfer waste to landfills after Maine Energy is sold and closed.
3.	Put-or-pay contract requires company to dispose 86,000 tpy at $30/ton above current market rates.

Safe Harbor Statement

Certain matters discussed in this presentation are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such “believes,” “expects,” “anticipates,” “plans,” “may,” “will,” “would,” “intends,” “estimates” and other similar expressions, whether in the negative or affirmative. All of these forward-looking statements are based on management’s beliefs and assumptions. The Company cannot guarantee that it actually will achieve the intentions or expectations disclosed in the forward-looking statements made. Such forward-looking statements, and all phases of the Company’s operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in these forward-looking statements. Such risks and uncertainties include or relate to, among other things, the Company’s ability to execute its strategic initiatives. There are a number of other important risks and uncertainties that could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements. These additional risks and uncertainties include, without limitation, those detailed in Item 1A, “Risk Factors” in the Company’s Form 10-K for the year ended April 30, 2012. The Company does not necessarily intend to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required.